EXHIBIT T3E-3

Offer to Exchange Cash and 10% Convertible Notes Due 2007 or 10% Convertible Notes Due 2007 for all outstanding 11 5/8% Senior Subordinated Notes Due 2003 (CUSIP No. 967446AA3)	Cash Tender Offer for all outstanding 11 5/8% Senior Subordinated Notes Due 2003 (CUSIP No. 967446AA3)

THE EXCHANGE OFFER AND THE CASH TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 30, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER AND THE CASH TENDER OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

December 16, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Wickes Inc., a Delaware corporation (“Wickes” or the “Company”), is offering to exchange (the “Exchange Offer”), cash and its newly issued 10% Convertible Notes due 2007 (the “Cash and New Notes”) or its newly issued 10% Convertible Notes due 2007 (the “New Notes”) for all of the Company’s outstanding 11 5/8% Senior Subordinated Notes due 2003 (the “Existing Notes”), as indicated in the table below, or is offering to purchase for cash (the “Cash Tender Offer” and together with the Exchange Offer, the “Offers”) all of the Existing Notes, in each case on the terms and subject to the conditions set forth in the Offering Memorandum dated November 4, 2003 (as it has been and may be supplemented or amended from time to time, the “Offering Memorandum”) and the related Letter of Transmittal (as it has been and may be supplemented or amended from time to time, the “Letter of Transmittal”). Enclosed for your consideration are copies of the Second Supplement to Offering Memorandum and Amended Letter of Transmittal. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

CUSIP Number	Security

967446AA3	11 5/8% Senior Subordinated Notes due 2003

      If holders of Existing Notes (the “Holders”) elect to participate in the Exchange Offer, they may elect to receive, for each $1,000 principal amount of Existing Notes tendered, either (i) $500 in cash and $250 principal amount of New Notes or (ii) 1,250 principal amount of New Notes. If Holders elect to participate in the Cash Tender Offer, they will receive for each $1,000 principal amount of Existing Notes tendered, $650 in Cash. In any case, if the Offers are completed, Holders will also receive accrued and unpaid interest on their Existing Notes at the existing coupon rate from June 16, 2003, the last interest payment date, through the closing date of the Offers. Holders may elect to participate in the Cash and New Notes option, the New Notes option, or the cash option, or any combination of these options. Participation in the Offers may only be in Existing Note denominations of $1,000 and integral multiples thereof. We will pay interest on the New Notes quarterly in arrears each March 15th, June 15th, September 15th and December 15th. The New Notes will bear 10% interest from the date of issuance until the maturity date of June 15, 2007. The first interest payment will be on March 15, 2004. The New Notes will be convertible, in whole or in part, at the option of the Holder, into one share of common stock for each $1.00 principal amount of New Notes converted, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue. Our board of directors has approved this amendment to our certificate of incorporation and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders.

      If Holders have already tendered their Existing Notes pursuant to the Exchange Offer, have not withdrawn their Existing Notes and do not wish to elect to receive a different form of consideration in the Offers, they do not need to take any further action to receive Cash and New Notes or New Notes (at the new exchange rate).

      If Holders have already tendered their Existing Notes but would like to elect to receive a different form of consideration than the form they previously elected, they must complete, execute, and return to you the Letter of Instructions attached to the Letter to Clients listed as Item 4 below, check the box indicating they have previously tendered their Existing Notes, and indicate their new elections.

      If Holders wish to tender their Existing Notes but have not yet done so, they should complete, execute and return to you the Letter of Instructions.

      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Information Agent or the Conversion Agent for purposes of the Offers. For all purposes noted in all materials related to the Offers, the term “solicit” shall be deemed to mean no more than “processing Existing Notes or “forwarding to customers materials relating to the Offers.”

      The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.

      For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Second Supplement to Offering Memorandum.

2. An Amended Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer or the Cash Tender Offer if the Existing Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date. Notwithstanding any other provision hereof, exchange of the Cash and New Notes or New Notes for any and all of the Existing Notes pursuant to the Exchange Offer or the purchase for cash of any and all of the Existing Notes pursuant to the Cash Tender Offer will, in all cases, be made only after receipt by the Exchange Agent of the Existing Notes (or book-entry confirmation of the transfer of such Existing Notes into the Exchange Agent’s account at DTC) and a Letter of Transmittal (or facsimile thereof) with respect to such Existing Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to tender Existing Notes prior to the Expiration Date.

4. A printed form of letter which may be sent to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offers.

      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. AGAIN, PLEASE NOTE THAT THE EXCHANGE OFFER,

THE CASH TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 30, 2003, UNLESS EXTENDED.

      Any inquiries you may have with respect to the Exchange Offer or the Cash Tender Offer should be addressed to D.F. King & Co., Inc., the Information Agent at (888) 869-7406 (toll-free) or at the address set forth on the back cover of the Offering Memorandum. Additional copies of the enclosed materials may also be obtained from the Information Agent.

Very truly yours,

/s/ JAMES A. HOPWOOD

James A. Hopwood
Senior Vice President and Chief Financial Officer
Wickes Inc.
(847) 367-3414

(800) 360-9457 (toll-free)

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF WICKES, THE INFORMATION AGENT, THE EXCHANGE AGENT, THE CONVERSION AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFERS, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

      IMPORTANT: The Amended Letter of Transmittal (or a facsimile thereof), together with Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date in order for Holders to participate in the Exchange Offer or the Cash Tender Offer. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to tender Existing Notes prior to the Expiration Date.

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